Exhibit 23.7

I hereby consent to the use of my name, and the incorporation by reference into the Registration Statement on Form S-3 of U.S. Energy Corp. (the “Company”), of my reports dated January 28, 2022 and February 1, 2021, relating to certain estimated quantities of the Company’s proved reserves of oil and natural gas, future net income and discounted future net income, as of January 1, 2022 and January 1, 2021, which were filed as Exhibits 99.1 to the Company’s Annual Reports on Form 10-K for the years ended December 31, 2021 and 2020, respectively (the “Annual Reports”). I further consent to incorporation by reference into such Form S-3 Registration Statement, of the reference to me under Item 2 – Properties under the heading “Oil and Natural Gas” and Item 8, Note 15 of the Notes to Consolidated Financial Statements under the caption “Supplemental Oil and Natural Gas Reserves (Unaudited)” in the Annual Reports.

I also consent to the reference to me under the heading “Experts” in the Prospectus, which is part of this registration statement.

June 10, 2022

Very truly yours,

/s/ Don Jacks
Don Jacks, P.E.